UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15 (d) of
the Securities Exchange Act of 1934
Date of Report (date of earliest event reported):
September 27, 2006
AIRGAS, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-9344	56-0732648

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
259 North Radnor-Chester Road, Suite 100
Radnor, PA 19087-5283
(Address of principal executive offices)
Registrant’s telephone number, including area code: (610) 687-5253
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement
On September 27, 2006, Airgas, Inc. (the “Company”) announced that it has elected to redeem its 9.125% senior subordinated notes due October 1, 2011 (the “Notes”). The Company will redeem the $225 million notes in full at a premium of 104.563% of the principal amount on October 27, 2006 (the “redemption date”). The Company expects to record a charge on the early extinguishment of debt of approximately $12 million (about $8 million after tax or $0.10 per diluted share) in its fiscal third quarter ending December 31, 2006. The charge relates to the redemption premium and the write-off of unamortized debt issuance costs.
The election to exercise the redemption provision of the Notes accelerates the maturity date of the Notes to the redemption date. The Company will finance the redemption of the Notes with borrowings under its revolving credit facility. Under existing covenant restrictions, the Company’s liquidity will not be significantly affected by the redemption of the Notes. Based on current interest rates under the revolving credit facility, interest savings are estimated to be $500 thousand per month.
The Company’s press release announcing the redemption of the Notes is attached as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits
(a) None
(b) None
(c) None
(d) Exhibits.
     99.1 — Press Release dated September 27, 2006

Signatures
Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant and Co-Registrants have duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AIRGAS, INC. (Registrant)		AIRGAS EAST, INC. AIRGAS GREAT LAKES, INC. AIRGAS MID AMERICA, INC. AIRGAS NORTH CENTRAL, INC.
BY:	/s/ Robert M. McLaughlin	AIRGAS SOUTH, INC.
Robert M. McLaughlin Vice President & Controller	AIRGAS GULF STATES, INC.
AIRGAS MID SOUTH, INC.
AIRGAS INTERMOUNTAIN, INC.
AIRGAS NORPAC, INC.
AIRGAS NORTHERN CALIFORNIA & NEVADA, INC.
AIRGAS SOUTHWEST, INC.
AIRGAS WEST, INC.
AIRGAS SAFETY, INC.
AIRGAS CARBONIC, INC.
AIRGAS SPECIALTY GASES, INC.
NITROUS OXIDE CORP.
RED-D-ARC, INC.
AIRGAS DATA, LLC

(Co-Registrants)

BY:	/s/ Robert M. McLaughlin
Robert M. McLaughlin
Vice President

ATNL, INC.

(Co-Registrant)

BY:	/s/ Melanie Andrews
Melanie Andrews
President

DATED: September 28, 2006